Attachment to Forum Funds Services Agreement

List of Funds

Effective December 16, 2024

FUND NAMES	CLASS NAMES
Auxier Focus Fund	Investor Shares, A Shares, Institutional Shares
Beck, Mack & Oliver Partners Fund
DF Dent Midcap Growth Fund	Investor Shares, Institutional Shares, Institutional Plus Shares
DF Dent Premier Growth Fund
DF Dent Small Cap Growth Fund	Investor Shares, Institutional Shares, Institutional Plus Shares
Lisanti Small Cap Growth Fund
MAI Managed Volatility Fund	Investor Shares, Institutional Shares
Monongahela All Cap Value Fund
Payson Total Return Fund
Polaris Global Value Fund